Exhibit 10.3 - Distribution Agreement
Distribution Agreement

AGREEMENT, made this the 8th  day of October, 2013, by Hispanica International Delights of America, Inc.  (HIDA) a Distribution corporation with offices located at 13-11 Jackson Ave Suite 5D Long Island City, NY  (“Distributor”), and GRAN NEVADA Brands a wholly owned brand of GRAN NEVADA Beverage, Inc. (“Company”) a New York corporation with offices located at 20 Lindberg Lane New City, NY 10956.

W I T N E S S E T H:

WHEREAS, Company is currently owner and manufacturer of the GRAN NEVADA (GN) Brand (the “Beverage”).

WHEREAS, Distributor is engaged in the business of distributing food and beverage products through various independent operators; and retail locations.

WHEREAS,  Company is desirous of selling its line of Beverages, only, to Distributor and granting Distributor a designated territory for the purpose of causing the Beverage to be distributed therein and Distributor is willing to do so, subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.                      The terms listed below as used in this Agreement have the following meanings and, as the context requires, the singular includes the plural and the masculine gender includes the feminine and gender neutral, and vice versa:

(a)           The term “Person” means: any natural person, corporation, division of a corporation, company, partnership, proprietorship, joint venture, association, trust, estate, foundation or any other entity, whether or not incorporated, and any governmental authority, unit or agency.

(b)           The term “Products” means: (i) the Beverage and other beverage products associated with the Trademarks together with all enhancements and modifications to, and changes in ingredients of the Beverage or other beverage products irrespective of whether or not the term “new” or “improved” or words of similar import are added thereto or if Company uses a different product code or name therefore; and (ii) also includes any new products in any way associated with any of the Trademarks or offered by company in the territory.

(c)           The term “Territory” means: the geographical area specified on Schedule A

(d)           The term “Trademarks” means: those trademarks, trade names, copyrighted materials, logos, slogans, designs and distinctive bottles, advertising and packaging which are used, at any time during the term hereof, in connection with the production, sale or distribution of Products, including, without limitation, those set forth on Schedule 1(d) and any enhancements, modifications or derivatives thereof and changes thereto.

(e)           The term “UCC” means: the New York Uniform Commercial Code.

2.           Acknowledgement; Recognized Territory. (a) Company hereby acknowledges Distributor as the exclusive distributor of Products within the Territory (Schedule A), with the right to re-distribute same to various independent operators for further distribution within the Territory.  Accordingly, the Company shall (and can) directly or indirectly sell Products to any Person(s) located within the Territory or authorize or permit any other person to do so and it is Distributor responsibility to service that Person(s) under terms set forth by Company.

(b)           Distributor may market, sell and otherwise distribute Products to any Person located and taking delivery within the Territory in any reasonable commercial manner not inconsistent with this Agreement.

(c)           Company hereby acknowledges that Distributor is currently, and will be in the future, engaged in the business of marketing, selling and distributing beverage products, for other companies some of which are or may be competitive with, or constitute substitutes for, Products. The Distributor can not though distribute, market, or sell likewise flavored products using the same flavored names used by the Company without Company approval.  As such, it is specifically understood and agreed that such activities shall not be deemed improper or violate any obligation of Distributor hereunder or under applicable law, including, without limitation, the UCC.  Accordingly, notwithstanding anything to the contrary contained herein or under applicable law (including, without limitation, the UCC), Distributor shall only have an obligation to use reasonable commercial efforts to market, distribute, sell or otherwise promote the sale of Products.

Further, Distributor shall be required to devote its time and efforts to marketing, selling, distributing or promoting the sale of Products. Such time and efforts must be within reason and not hamper the Distributor’s efforts to sell, market, and distribute other products in its portfolio.
(d)           During the term hereof, Company grants to Distributor the right and license to use the Trademarks within the Territory for purposes of marketing, selling and otherwise distributing Products within the Territory.

Company represents and warrants to Distributor that all Products sold pursuant hereto will be, and the Trademarks are, free from rightful claims of any Person arising from patent and/or trademark infringement.  Company hereby acknowledges that it is a merchant regularly dealing in beverages.  In the event any reasonable claim arises with regard to Products sold pursuant hereto or any of the Trademarks concerning patent and/or trademark infringement, a breach of this representation and warranty shall have occurred and Company shall indemnify and hold Distributor harmless from and against any loss, cost, claim, action, damage, liability or expense (including, without limitation, reasonable legal fees) incurred by Distributor in connection therewith.

The provisions of this paragraph 2(d) shall survive the expiration or termination of this Agreement, as the case may be, for a period of three (3) years.

3.           Supply.  (a) Company shall supply to Distributor and Distributor shall purchase exclusively from the Company or third party designation by the Company all of Distributor’s requirements for Beverage Products to be distributed to Persons located and taking delivery within the Territory.  Distributor shall specify such requirements pursuant to purchase orders to be submitted by Distributor to Company from time to time pursuant to paragraph 4(a).

Company further acknowledges and agrees that Distributor shall have the right to reduce its requirements for Products at any time or from time to time for any bona fide business reason or none at all, even if such reduction in requirements is not made in good faith or is substantially disproportionate relative to Distributor’s previous requirements, it being understood that Distributor is not obligated to use its best efforts to avoid reducing its requirements.  By way of example and not by way of limitation, Distributor shall have the right to reduce its requirements to avoid losses. If such reduction in purchases occur the Distributor acknowledges that the Company could find that reason or cause for termination of this agreement.

(b)           Any provision contained in a sales order, invoice, acceptance document or other acknowledgment submitted by or on behalf of Company which is inconsistent with or contains terms in addition to, or in variance of the terms and conditions contained in this Agreement, shall not be binding on Distributor nor have any force of effect on or otherwise affect the provisions hereof or the transactions contemplated hereby.

(c)           During the term of this Agreement, Company shall use its best efforts to promptly tender delivery of Products to Distributor pursuant to the provisions hereof and to use its best efforts to advertise and promote the sale of the Products in the Territory under the Trademarks.

4.           Delivery, Risk of Loss and Related Matters.  (a)  With respect to each purchase order submitted by Distributor to  Company pursuant to paragraph 3(a), Company shall deliver the Products ordered pursuant thereto within thirty (30) business days from Distributor’s submission thereof to the Company.  Such purchase orders may be made in writing and mailed via electronic or regular postal mail.  For purposes of this paragraph 4, a purchase order shall be deemed duly submitted by Distributor to Company, or third party designated by Company, upon communicating it in writing, and upon transmitting same if the purchase order is made electronically.

Products ordered pursuant to each purchase order shall be tendered by Company in a single delivery, at the Company’s warehouse located at the address stated above.  The risk of loss shall pass to Distributor once Products are loaded on a truck furnished by Company and /or Distributor.

5.           Purchase Price and Payment Terms.  (a)  Distributor shall pay the Company’s or a third party designated by Company then applicable wholesale price charged to Distributors at the time of the submission of Distributor’s purchase order pursuant to paragraph 4(a).

(b)           Distributor shall pay each invoice upon receipt of such Products to the Company or under terms set forth by third party designation of the Company. Distributor may make such payment with a company check wire transfer, or direct deposit into Company’s Bank of choice.

6.           Inspection and Returns. (a)  Products delivered pursuant hereto are subject to inspection by Independent Contractor/ Distributor before acceptance.  Distributor shall conduct such inspection at the delivery of products and after Products are loaded on Distributor’s vehicle.  Such inspection shall be binding on the parties.

Company expressly represents and warrants that Products shall conform with all applicable federal, state and local laws, rules and regulations and have been approved by all governmental authorities, and further represents and warrants that Products delivered pursuant hereto will be fit for human consumption, merchantable, of good average quality, and are free from any and all defects.  Company also represents and warrants that Products sold pursuant hereto will be free from any security interests, liens or other claims or encumbrances of any nature whatsoever.  These representations and warranties shall survive inspection, delivery, acceptance or payment by Distributor for Products.  Company shall indemnify and hold Distributor harmless from and against any loss, cost, claim, action, damage, liability or expense (including, without limitation, reasonable legal fees and expenses) incurred by Distributor in connection with a breach of any of the foregoing warranties contained in this paragraph 6(a).  The provisions of this paragraph 6(a) shall survive the termination or expiration of this Agreement, as the case may be, for a period of three (3) years.

(b)           All Products not fully up to standard, or not in compliance with the warranties specified in this Agreement or with any other provisions hereof, or shipped contrary to instructions, or in excess of the quantity ordered, or substituted for Products ordered or, if not all of the Products ordered are delivered, or if a portion of Products are physically damaged or non-conforming, such non-conformity shall be deemed to substantially impair the value of the shipment in question and this Agreement so that all or a portion of the Products actually delivered may, at Distributor’s sole and absolute option, be rejected by Distributor or Distributor may revoke its acceptance, as the case may be, whereas Distributor shall have the right to return same to Company or hold same at Distributor’s warehouse at Company’s expense and risk.

7.           Term; Renewal.  The term of this Agreement shall be for a period of sixty (60) consecutive calendar months (“Initial Term”), commencing on the date hereof, unless sooner terminated pursuant to paragraph 8.  Upon the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive sixty (60) consecutive month periods unless sooner terminated pursuant to paragraph 8, or one party notifies the other party of its intention not to renew at least ninety (14) days prior to the expiration of the then current term.

8.           Termination.                                (a)  Subject to paragraph 9, Company shall have the right to terminate this Agreement in accordance with New York State Law Section 55-C and for any reason or cause with no less than a two week written notice.

9.           Post-termination Obligations. No obligations will be pursuant between both parties if this agreement is terminated other than the normal due payments on last purchase.

10.           Independent Contractor Status and Related Matters.  (a)  Distributor’s status hereunder shall at all times be that of an independent contractor.  Nothing in this Agreement is intended, nor shall it be construed, to (i) make Company and Distributor partners or joint ventures nor grant a right in or to any business activity or investments of or to the income or proceeds disbursed there from; or (ii) allow Distributor access to Company’s proprietary information including, but not limited, to: trade secrets, formulas, sales, financial statements, vendors’ contacts, customers, or  (iii) create a relationship between Company and Distributor of principal and agent or employer and employee, or (iv), in any way, circumvent the Company’s relationships with its vendors for the purpose of producing a private label branded business that directly competes with the Company’s line of products.

(b)           Distributor shall have the sole and exclusive responsibility for maintaining and operating its vehicles and equipment in compliance with all federal, state and local laws, rules and regulations.  All risks, obligations and responsibilities associated with the operation and ownership of Distributor’s vehicles and equipment shall be borne by Distributor.  Distributor shall at all times have the sole and absolute responsibility for any and all damage, theft or other loss of its vehicles and equipment.

(c)           Distributor shall be solely and exclusively liable and responsible for: (i) hiring, supervising, training and instructing its employees and other personnel; (ii) obtaining and maintaining any requisite licenses and permits for the operation of its business enterprises; (iii) compensating its employees and other personnel; and (iv) making all required federal, state and local withholdings, deductions and insurance (including, but not limited to, workman’s compensation insurance and unemployment insurance).  Company is only concerned with the results to be accomplished by Distributor in its marketing, distribution and sale of Products pursuant hereto; the manner and means to be employed by Distributor in achieving such results are entirely within its own authority and control.  Distributor is free to schedule its own operations and truck routing.

11.           Indemnification.  Company shall indemnify and hold Distributor harmless from and against any and all liabilities, losses, costs, damages, claims, actions and expenses (including, without limitation, reasonable legal fees) incurred by Distributor arising out of, relating to or resulting from: (i) a breach of any warranty made by Company hereunder; (ii) the consumption of Products; and (iii) Company’s breach of failure to perform any term or condition contained herein.  The provisions of this paragraph 12 shall survive the termination or expiration of this Agreement, as the case may be, for a period of three (3) years.

12.           Transhipping.  The Distributor shall not sell any Products to any Person outside of the Territory or to any Person Distributor knows will sell Products to any Person outside of the Territory.

13.           Additional Products.  In the event Company shall desire to sell other beer or beverage products (the “New Products”) within the Territory, Distributor shall first be offered in writing the exclusive right to distribute the New Products on substantially the same terms and conditions of this Agreement.  Distributor shall have thirty (30) days from receipt of the notice from Company to notify Company in writing of its election to distribute the New Products.

14.           Pricing Structure and Disputed Accounts: In the event that two or more Independent Contractors/Distributors are engaged in the “direct selling” of the Company’s products in the same geographic territory to the same accounts- they must do so with the Company’s authorization and acknowledgement as well as have a recognized “floor” pricing which must be established and agreed to by the different parties to prevent the Company’s line being sold “below market” prices. This only relates to Direct Store Distribution (DSD) transactions. In the Event that two, or more, Distributors service the same account then it is the Company’s duty to designate the order of preference among the distributors to service the account being disputed.

15.           Miscellaneous Provisions.

(a)           Notices.  All notices permitted, required or provided for by this Agreement shall be made in writing, and shall be deemed adequately delivered if delivered by hand or by the mailing of the notice in the U.S. mail, pre-paid certified or registered mail, return receipt requested, or by a nationally recognized overnight courier service that regularly maintains records of its pick-ups and deliveries, to the parties at their respective addresses set forth above or to any other address designated by a party hereto by written notice of such address change.  Notices delivered personally shall be deemed given and received as of the date of actual receipt, mailed notices shall be deemed given when mailed and received two (2) days thereafter.  Notices sent by overnight courier service shall be deemed given when delivered to the courier service and received one (1) day later.

(b)           Modification or Amendment.  This Agreement may not be modified or amended except by an instrument in writing signed by the party or parties against whom enforcement is sought.

(c)           Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(d)           Invalidity of Provision.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  Further, to the extent that any term or provision hereof is deemed invalid, void or otherwise unenforceable, but may be made enforceable by amendment thereto, the parties agree that such amendment may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in any such jurisdiction in which enforcement is sought.

(e)           Event on Non-Business Days.   Whenever any action is to be taken or any event is to occur, other than the giving of notice for which separate provision is made above, under or pursuant to this Agreement, on any Saturday, Sunday or a public holiday under the laws of the place of performance of such action, such action shall be taken and such event shall occur on the next succeeding business day.

(f)           Governing Law.   All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of New York according to Section 55-C, without giving effect to the conflicts or choice of law provisions thereof.

(g)           Waiver of Breach.   Any waiver of any of the provisions of this Agreement, or of any inaccuracy in or non-fulfillment of any of the representations, warranties or obligations hereunder or contemplated hereby, shall not be effective unless made in writing and signed by the party against whom the enforcement of any such waiver is sought.  A waiver given in any case shall only apply with respect to that particular act, omission or breach, and shall not be effective as to any further or subsequent act, omission or breach, regardless of whether they be of the same or similar nature.

(h)           Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

(i)
Entire Agreement.  This writing is intended by the parties to be a final, complete and exclusive statement of their agreement with respect to the subject matter hereof.  All prior or contemporaneous oral or written statements are hereby excluded and are superseded.  It is expressly agreed that no course of performance, course of dealing or usage of trade shall be admissible to contradict, supplement or explain the terms of this Agreement.  Furthermore, it is expressly agreed that a party’s acceptance of or acquiescence in a course of performance under this Agreement shall not be admissible to modify, waive, supplement or explain the terms hereof, even if that party is aware of the course of performance and has an opportunity to object to it.

Neither party shall be bound by and specifically objects to any additional term or condition whatsoever that is different from or in addition to the provisions of this Agreement, whether or not such term or condition will materially alter this Agreement.   Any additional or different terms stated by Company or Distributor in any proposal, quotation, purchase order, confirmation or invoice shall be of no force and effect.

All exhibits attached hereto, and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as those set forth herein, and all references herein to the terms “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby” or “hereto” shall be deemed to refer to this Agreement and to all such writings.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed and delivered by a duly authorized member or officer, as the case may be made this the 8th day of October, 2013.

COMPANY:                                                                                                Distributor:
GRAN NEVADA Beverage, Inc.	Hispanica International Delights of America, Inc.

By: /s/Fernando Oswaldo Leonzo                                                            By: /s/Robert Gunther
Name: Fernando Oswaldo Leonzo                                                          Name: Robert Gunther
Title: President                                                                                        Title: Director & Treasurer

EXHIBIT A

Territory

Texas
California

EXHIBIT B

Quantities